Exhibit 99.2

The following table and related footnotes reconcile EBIT, EBITDA, Adjusted EBITDA and Bank EBITDA (non-GAAP measures) to Net loss (GAAP measure):

(Unaudited, in thousands)	Thirteen weeks ended April 1, 2007	Thirteen weeks ended April 2, 2006
Net loss (GAAP measure)	$(38,736)	$(20,155)
Interest expense, net	25,696	20,379
Income tax provision (benefit)	742	(13,437)

EBIT (non-GAAP measure)	(12,298)	(13,213)
Depreciation and amortization	24,367	25,710

EBITDA (non-GAAP measure)	12,069	12,497
Other unusual charges	9,346 (1)	9,178 (2)

Adjusted EBITDA (non-GAAP measure)	$21,415	$21,675

(1)

Includes $3.5 million related to the implementation of our order management system, $5.0 million for professional fees related to the Performance Improvement Program, and $0.8 million for other expenses. For purposes of evaluating our covenant compliance under our current credit facilities, Bank EBITDA was $12.9 million and was calculated by adding $0.8 million of the $9.3 million to EBITDA.

(2)

Includes $4.0 million related to the implementation of our order management system, $3.5 million for restructuring and integration expense, $1.6 million for legal expenses related to resolution of contractual disputes arising from the SF Holdings acquisition. For purposes of evaluating our covenant compliance under our credit facilities in place during the first quarter of 2006, Bank EBITDA was $21.7 million and was calculated by adding all of these unusual charges to EBITDA.

EBIT, EBITDA, Adjusted EBITDA and Bank EBITDA are not measures of financial performance under GAAP and should not be considered alternatives to net loss or any other performance measure derived in accordance with GAAP. They should not be considered in isolation, or as a substitute for analysis of the Company’s results as reported under GAAP or as an alternative measure of liquidity. We provide the non GAAP measures to provide a view to measures similar to those used for pricing under the terms of our First and Second Lien Credit Facilities and to those used in evaluating our compliance with certain covenants under our First and Second Lien Credit Facilities and the indenture governing our 8.5% senior subordinated notes. They are also used as a metric to determine certain components of management compensation.